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                                                                    EXHIBIT 99.5

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 This announcement is  neither an offer  to purchase nor a  solicitation of an
  offer   to  sell  shares.  The  Offer  is  made  solely  by  the   Offering
    Circular/Prospectus dated January    , 1997, and the  related Letter of
     Transmittal/Form  of  Election  and  any  amendments  or  supplements thereto and is being made to  all holders of Barefoot Shares. The
        Offer  is not being made to (nor will tenders be  accepted from or  on  behalf  of)  holders  of  Barefoot  Shares  in  any jurisdiction  in which  the making  of the  Offer or  the
             acceptance thereof  would not  be in  compliance with
              the laws of  such jurisdiction. In any jurisdiction
              where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of ServiceMaster by the Dealer Managers or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction

                           NOTICE OF OFFER TO ACQUIRE

                     EACH OUTSTANDING SHARE OF COMMON STOCK

    (INCLUDING THE ASSOCIATED SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                                PURCHASE RIGHTS)

                                       OF

                                 BAREFOOT INC.

                                       BY

                       SERVICEMASTER LIMITED PARTNERSHIP

                      FOR, AT THE ELECTION OF THE HOLDER,

   (I) $16.00 IN CASH OR (II) A FRACTION OF A SHARE OF SERVICEMASTER LIMITED
                                  PARTNERSHIP

  ServiceMaster Limited Partnership, a Delaware limited partnership ( "ServiceMaster"), is offering to acquire each outstanding share of common stock, par value $0.01 per share (the "Barefoot Shares"), of Barefoot Inc., a Delaware corporation ("Barefoot"), together with the associated Series A Junior Participating Preferred Stock Purchase Rights, not already owned by ServiceMaster, for, at the election of the holder, either: (i) $16.00 in cash, without any interest thereon (the "Cash Consideration"); or (ii) a fraction (the "Conversion Fraction") of a validly issued, fully paid and nonassessable share ("ServiceMaster Share") of limited partnership interest in ServiceMaster, determined by dividing $16.00 by the greater of (x) $23.00 or (y) the average (without rounding) of the closing price (the "Average ServiceMaster Share Price") of ServiceMaster Shares on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Tape for the 15 consecutive NYSE trading days ending on the fifth NYSE trading day immediately preceding the Expiration Date (as defined in the Offering Circular/Prospectus) and rounding the result to the nearest one one hundred thousandth of a share (the "Share Consideration" and collectively with the Cash Consideration, the "Offer Consideration"). Pursuant to the Offer (as defined below), Barefoot stockholders may elect to receive all cash or all ServiceMaster Shares or any combination thereof. There is no limit on the percentage of the Offer Consideration which may be received as cash or as ServiceMaster Shares. The Offer is made upon the terms and subject to the
conditions set forth in the Offering Circular/Prospectus, dated January   ,
1997 (the "Offering Circular/Prospectus"), and in the related Letter of Transmittal/Form of Election (the "Letter of Transmittal/Form of Election", together with the Offering Circular/Prospectus, the "Offer"). The purpose of the Offer is to acquire as many outstanding Barefoot Shares as possible and thereafter ServiceMaster intends to effect the merger described below.


                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                      12:00 MIDNIGHT, NEW YORK CITY TIME,
               ON           , FEBRUARY  , 1997, UNLESS EXTENDED.


  The Offer is conditioned on a minimum number of the outstanding Barefoot Shares being tendered for either cash or ServiceMaster Shares pursuant to the Offer such that, when added to all Barefoot Shares owned by ServiceMaster prior to consummation of the Offer, ServiceMaster will own at least 75.0% of the Barefoot Shares which shall be outstanding as of the consummation of the Offer. ServiceMaster, as of the date hereof, beneficially owns 289,000 Barefoot Shares or approximately 2.0% of the outstanding Barefoot Shares. The Offer is also subject to certain other conditions, any or all of which may be waived by ServiceMaster.
  The Offer is being made pursuant to an Acquisition Agreement (the "Acquisition Agreement") and Plan and Agreement of Merger (the "Merger Agreement"), both dated as of December 5, 1996, among ServiceMaster, ServiceMaster Acquisition Corporation ("Merger Sub", a wholly owned subsidiary of ServiceMaster) and Barefoot, pursuant to which, as promptly as possible after the completion of the Offer, Merger Sub will be merged with and into Barefoot (the "Merger"). On the effective date of the Merger, each outstanding Barefoot Share, other than Barefoot Shares owned by ServiceMaster or any subsidiary of ServiceMaster and Barefoot Shares which are held by stockholders exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation Law, will be converted into and represent the right to receive $16.00 in cash, without interest thereon (the "Merger Consideration"). The Acquisition Agreement and the Merger Agreement are more fully described in the section of the Offering Circular/Prospectus entitled "DESCRIPTION OF ACQUISITION AGREEMENT AND MERGER AGREEMENT".
  ServiceMaster and Barefoot believe that, for United States federal income tax purposes: (i) the Cash Consideration received by any holder of Barefoot Shares tendered and accepted by ServiceMaster pursuant to the Offer will be treated as the receipt of cash in a taxable sale of the Shares, and (ii) for United States persons who hold Barefoot Shares as a "capital asset" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code ("Code"), the exchange of Barefoot Shares for ServiceMaster Shares pursuant to the Offer as provided for herein will qualify as a tax free contribution of property to ServiceMaster within the meaning of Section 721 of the Code. The foregoing is based upon the laws, regulations, rulings and decisions currently in effect, all of which are subject to change. Barefoot stockholders should consult their own tax advisors to determine the federal, state, local and other tax consequences of participating in the Offer or the Merger. Stockholders should note that no rulings have been or will be sought from the Internal Revenue Service (the "IRS") with respect to the federal income tax consequences of the Offer or the Merger, and no assurance can be given that the IRS will not take contrary positions.
  BAREFOOT'S BOARD OF DIRECTORS HAS DETERMINED THAT THE CASH CONSIDERATION AVAILABLE IN THE OFFER AND THE MERGER CONSIDERATION ARE FAIR TO THE BAREFOOT STOCKHOLDERS AND IN THEIR BEST INTERESTS. THE BAREFOOT BOARD HAS ALSO DETERMINED THAT THE SHARE CONSIDERATION WHICH THE STOCKHOLDERS HAVE THE RIGHT TO CHOOSE AS AN ALTERNATIVE TO RECEIVING $16.00 PER SHARE IN CASH IS FAIR TO STOCKHOLDERS AND IN THEIR BEST INTERESTS, PROVIDED THAT THE BAREFOOT BOARD EXPRESSES NO OPINION AS TO THE FAIRNESS OF THE SHARE CONSIDERATION IF THE AVERAGE SERVICEMASTER SHARE PRICE TURNS OUT TO BE LESS THAN $23.00. SUBJECT TO THIS PROVISO, THE BAREFOOT BOARD HAS CONCLUDED THAT THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF BAREFOOT AND ITS STOCKHOLDERS AND THAT SUCH TRANSACTIONS ARE FAIR TO THE STOCKHOLDERS OF BAREFOOT, AND IT RECOMMENDS THAT BAREFOOT STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF REQUIRED BY APPLICABLE LAW, APPROVE AND ADOPT THE MERGER AGREEMENT.
  Because the market price for ServiceMaster Shares will fluctuate, the market price for the fraction of a ServiceMaster Share issuable in exchange for each Share at any time on or after the Closing Date is likely to be higher or lower than $16.00. Each Barefoot stockholder has the right to decide whether to receive ServiceMaster Shares or cash in the Offer. Factors a Barefoot stockholder may wish to consider in connection with such decision
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include: the value to the Barefoot stockholder of the ability to defer recognition of any capital gain for federal income tax purposes by electing to receive ServiceMaster Shares; the inclination of such stockholder to continue to hold the ServiceMaster Shares received in the Offer (since a capital gain tax may be imposed when the ServiceMaster Shares are sold); the stockholder's willingness to assume the risk inherent in holding ServiceMaster equity securities with a view to possibly realizing future gains (as to which no assurance can be given); and the stockholder's evaluation of the attractiveness of alternative investments which the stockholder would be able to make with the net after-tax proceeds which the stockholder would receive if the stockholder elected to receive the Cash Consideration. A stockholder who would be subject to little or no tax upon the disposition of Shares will likely give little or no weight to the tax related factors identified above and may accordingly evaluate the relative attractiveness of the Share Consideration and Cash Consideration differently from a stockholder who is in a taxable situation. The foregoing does not purport to be a complete list of all of the factors which may be relevant to a stockholder's decision to receive cash or ServiceMaster Shares.
  In addition, if, and to the extent, the Average ServiceMaster Share Price should turn out to be below $23.00, the risk that the market value on the Closing Date of the Share Consideration will be less than the $16.00 Cash Consideration available to Barefoot stockholders would increase. ServiceMaster will issue a press release and file an amendment to its Schedule 14D-1 with the SEC promptly after the Average ServiceMaster Share Price is determined disclosing the amount of that price. Since Barefoot stockholders have the ability to switch their elections between Share Consideration and Cash Consideration until midnight on the Expiration Date of the Offer, Barefoot stockholders should review this ServiceMaster announcement so that their final election can take into account the Average ServiceMaster Share Price as well as the market price for ServiceMaster Shares on or near the Expiration Date.
  Patrick J. Norton (Barefoot's Chief Executive Officer) has advised ServiceMaster that it is his present intention to tender all of his Barefoot Shares (which represent approximately 9.5% of all outstanding Barefoot Shares) and to elect the Share Consideration for substantially all of such tendered Shares. Mr. Norton's action is not intended to constitute advice or a recommendation as to whether or not any stockholder should tender or how any other Barefoot stockholder should choose between the Cash Consideration and Share Consideration alternatives.
  NEITHER BAREFOOT NOR SERVICEMASTER MAKES ANY RECOMMENDATION AS TO WHETHER STOCKHOLDERS SHOULD ELECT TO RECEIVE THE CASH CONSIDERATION OR THE SHARE CONSIDERATION PURSUANT TO THE OFFER. EACH BAREFOOT STOCKHOLDER MUST MAKE THEIR OWN DECISION WITH RESPECT TO SUCH ELECTION.
  On December 4, 1996, the last full trading day prior to the announcement by ServiceMaster and Barefoot that they had entered into the Acquisition Agreement, the closing price of ServiceMaster Shares as reported by the NYSE Composite Tape, was $24.625 per ServiceMaster Share and the closing price of the Barefoot Shares, as reported on the Nasdaq National Market, was $12.75 per Barefoot Share. The closing prices of ServiceMaster Shares and the Barefoot Shares on January 15, 1997, the most recent date prior to the printing of this Summary Advertisement, as reported by the NYSE Composite Tape and the Nasdaq National Market, respectively, were $26.125 per ServiceMaster Share and $15.75 per Barefoot Share, respectively. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.
  For purposes of the Offer, ServiceMaster will be deemed to have accepted for payment and/or exchange Barefoot Shares validly tendered and not withdrawn as, if and when ServiceMaster gives oral or written notice to Harris Trust Company of New York (the "Exchange Agent") of its acceptance for payment and/or exchange of such Barefoot Shares pursuant to the Offer. Payment for, or exchange of, Barefoot Shares accepted for payment or exchange pursuant to the Offer will be made by deposit of the Cash Consideration or certificates representing ServiceMaster Shares therefore with the Exchange Agent, which will act as agent for the tendering stockholders for the purpose of receiving payments or share certificates from ServiceMaster and transmitting such payments or certificates to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PAYMENT OF THE CASH CONSIDERATION FOR BAREFOOT SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.
  In all cases, payment for and/or exchange of Barefoot Shares tendered and accepted pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Barefoot Shares or timely confirmation of the book-entry transfer of such Barefoot Shares into the Exchange Agent's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility") pursuant to the procedures set forth in the section of the Offering Circular/Prospectus entitled "THE OFFER--Procedures for Tendering Shares," (ii) the Letter of Transmittal/Form of Election, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the section of the Offering Circular/Prospectus entitled "THE OFFER--Procedures for Tendering Shares")) and (iii) any other documents required by such Letter of Transmittal/Form of Election.
  Subject to the terms of the Acquisition Agreement, the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, ServiceMaster expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Exchange Agent. Any such extension will also be publicly announced by press release issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date of the Offer.
  Tenders of Barefoot Shares made pursuant to the Offer are irrevocable except that Barefoot Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer and, unless theretofore accepted for payment by ServiceMaster pursuant to the Offer, may also be withdrawn at any
time after          , 1997.
  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of the Offering Circular/Prospectus. Any such notice of withdrawal must specify the name of the person having tendered the Barefoot Shares to be withdrawn, the number of Barefoot Shares to be withdrawn and the names in which the certificate(s) evidencing the Barefoot Shares to be withdrawn are registered, if different from that of the person who tendered such Barefoot Shares. If certificates for Barefoot Shares to be withdrawn have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such certificates, the certificate numbers of the particular certificates evidencing the Barefoot Shares to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the section of the Offering Circular/Prospectus entitled "THE OFFER--Procedure for Tendering Shares"), except in the case of Barefoot Shares tendered for the account of an Eligible Institution, must also be furnished to the Exchange Agent as described above. If Barefoot Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the section of the Offering Circular/Prospectus entitled "THE OFFER--Procedures for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Barefoot Shares. All Barefoot Shares properly withdrawn will be deemed to be not validly tendered for the purposes of the Offer. However, withdrawn Barefoot Shares may be retendered by again following one of the procedures described in the section of the Offering Circular/Prospectus entitled "THE OFFER--Procedures for Tendering Shares" at any time prior to the Expiration Date.
  The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offering Circular/Prospectus and is incorporated herein by reference.
  Barefoot has provided ServiceMaster with Barefoot's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Barefoot Shares. The Offering Circular/Prospectus and the Letter of Transmittal/Form of Election and, if required, other relevant materials, will be mailed by ServiceMaster to record holders of Barefoot Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Barefoot's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Barefoot Shares.
  THE OFFERING CIRCULAR/PROSPECTUS AND LETTER OF TRANSMITTAL/FORM OF ELECTION CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
  Questions and requests for assistance may be directed to the Information Agent or to the Dealer Managers at their respective addresses and telephone numbers set forth below. Requests for additional copies of the Offering Circular/Prospectus, the Letter of Transmittal/Form of Election and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by ServiceMaster, in its sole discretion, which determination shall be final and binding.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D. F. KING & CO., INC.
                                77 WATER STREET
                            NEW YORK, NEW YORK 10005
                            TOLL FREE (800) 848-3410

                     THE DEALER MANAGERS FOR THE OFFER ARE:
                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                                 (212) 902-1000